Exhibit 1.1

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

Welcome back to Squawk Box. Joining us right now is the CEO and Chairman of one of Ron Baron’s longest investments, Patrick Pacious, Choice Hotels International President and CEO. Also, Stewart Bainum, Choice Hotels International Chairman. Also here of course, Ron Baron, the man himself. He’s been an investor in Choice Hotels since 1996.

Ron Baron, Founder & CEO, Baron Capital

That was a spinout. But I actually bought Manor Care stock, which was the parent of Choice Hotels, then borrowed money in 1999 when I was in law school.

Stewart W. Bainum, Jr., Chairman of the Board of Directors, Choice Hotels

It was 1969.

Ron Baron, Founder & CEO, Baron Capital

1969.

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

So, what was the thesis then? And you’ve held.

Ron Baron, Founder & CEO, Baron Capital

So, 1969, my idea was that 1965 they passed the Medicare bill and that’s the nursing home company that was coming public. I thought they would be a beneficiary. They had a $12 million book value when they came public, that’s million. They came public and the premium came at $18 million. 1970, I bought the stock. 1970s, we were a big investor on behalf of our institutional clients. 1980s, we became one of the largest shareholders in Manor Care, and Choice was spun out. Ultimately, Manor Care was sold to Carlyle Hotel for $4.5 billion. So, this guy, unbelievable stuff.

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

Well, the next generation of this might be with Wyndham. How important is that to the future of this company?

Patrick Pacious, President & Chief Executive Officer, Choice Hotels

It’s a natural fit between the two companies. And, we really believe where the industry is headed and where our franchisees are headed, putting those two companies together is really creating a lot of value for our shareholders, creating a lot of value for our franchisees, and it’s actually pro-competitive when you look at the changing landscape in the hotel industry.

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

And where does this whole thing sit at this point, given the back and forth?

Patrick Pacious, President & Chief Executive Officer, Choice Hotels

So I think we made our proposal public about three weeks ago when I spoke to you. And, you know, where we’ve been able over the last three weeks is really be able to engage with their shareholders and understand what their shareholders are looking for in a transaction. So, we’re still having the right sort of conversations.

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

But there are real talks going on?

Patrick Pacious, President & Chief Executive Officer, Choice Hotels

Not between us and their Board. Their Board effectively disengaged with us at the end of September.

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

Completely? And is there a back channel or something?

Patrick Pacious, President & Chief Executive Officer, Choice Hotels

We’re hoping to reopen those channels. Everything that’s the difference between the two companies is everything that can be resolved at the negotiating table. So, we really feel confident we can get back to a conversation and get a transaction done.

Stewart W. Bainum Jr., Chairman of the Board of Directors, Choice Hotels

This is a transformative transaction for both companies. They have a great company. Steve and Geoff have done a great job of leading that organization. We’ve got a great company. Putting both together is a blockbuster opportunity, for their franchisees, our franchisees, our shareholders, their shareholders. There’s a couple million dollars’ worth of value that can be created just from the synergies.

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

But you think the objection is simply a money story? Meaning, they’re trying to get you just to come back with more money, were you thinking there’s something else to this?

Patrick Pacious, President & Chief Executive Officer, Choice Hotels

I think it’s really about the execution of it, and protecting their shareholders, which is something we were engaged in a conversation with them with, and we want to begin that conversation again

Ron Baron, Founder & CEO, Baron Capital

But it’s also very good for franchisees of both companies.

Patrick Pacious, President & Chief Executive Officer, Choice Hotels

Absolutely.

Stewart W. Bainum Jr., Chairman of the Board of Directors, Choice Hotels

It’s a win-win.

Patrick Pacious, President & Chief Executive Officer, Choice Hotels

Yeah. Our franchisees and theirs – franchisees own both brands, both ours and theirs. They really are looking at their costs are going up, wages are going up, interest rates are going up, insurance premiums are going up. We have the ability to lower their costs by bringing them more direct business, and having a much larger rewards program. And our franchisees instantly grasped the strategic benefit this would bring to their hotels.

Ron Baron, Founder & CEO, Baron Capital

It’s good for investors, also, the franchisees, and our customers.

Stewart W. Bainum Jr., Chairman of the Board of Directors, Choice Hotels

The Bainum family, and the Board of Directors – the Bainum family owns over 40% of Choice Hotels. We had a comparable stake in Manor Care, and what we did there was what we’ve done at Choice, and that is build talent – muscle-build the organization at each level with talent, and then leverage that talent to look for and selectively do transformative acquisitions. Twice our size, one time – a company, Cenco, that really helped us grow, and we’re doing the same thing at Choice. This is the best management team, led by Pat, that we’ve ever had.

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

Speak to this, just as a barometer of consumer confidence in America given the different hotels that you have and the access to data that you have – where do you think we really are right now? We keep talking about whether we’re going to be having a —

Patrick Pacious, President & Chief Executive Officer, Choice Hotels

Well, a lot of our –

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

Recession, a soft landing, this or that, and inflation turning people YOLO, what’s going on?

Patrick Pacious, President & Chief Executive Officer, Choice Hotels

A lot of our customers are middle class, and middle class wages are rising faster than prices are today. So, they’ve gotten a raise, which is allowing them to travel more. Remote work is driving more leisure travel, which is where our sweet spot is, and we’re seeing the reshoring of American manufacturing, which drives the type of business traveler that comes to mid-scale hotels that we’re seeing.

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

Do you think that middle class wages are doing better than inflation at this point? Because part of the narrative around the country is that wages are not keeping up and that’s why people are so frustrated with what’s going on in the country.

Patrick Pacious, President & Chief Executive Officer, Choice Hotels

If you look at the Atlanta Fed, the middle class has had about an 8.7% pay raise year over year which is higher than where inflation is going today. You look at what the autoworkers are doing, you look at what a UPS driver is getting – we’re seeing those types of travelers traveling to our hotels, they’ve gotten a pay raise, and they’re spending that money on travel.

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

It’s so interesting. So, it could be a good cycle?

Patrick Pacious, President & Chief Executive Officer, Choice Hotels

I believe so and the other thing, Andrew, is retirement – were seeing a huge number of people retire every year, about 3.5 million people in the country reach that age every year. And by 2030, about 1 in every 5 Americans is going to be retired. Those people have the leisure time and net worth to go out and travel so that’s again a long-term tailwind for us.

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

Do you see people trading up, trading down? Is there a —

Patrick Pacious, President & Chief Executive Officer, Choice Hotels

Normally when you see softening in the economy, they trade down to our brands. We haven’t seen that yet, were still seeing that wealth effect that was created during the pandemic showing up in travelers showing up in our hotels.

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

We gotta jump. We’re running out of time, I apologize.

Stewart W. Bainum, Jr., Chairman of the Board of Directors, Choice Hotels

Can I just say one thing?

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

Please.

Stewart W. Bainum, Jr., Chairman of the Board of Directors, Choice Hotels

Ron Baron has been a big key to our success over the years. I mean this is really true. I’ve never meant an investor like Ron. Not only does he think in terms of decades instead of quarters, but he comes to a meeting with his unbridled, intellectual curiosity and just asks one penetrating question after another. And it makes you think your business in different ways and gives you ideas that you wouldn’t have had otherwise.

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

Ok, so —

Stewart W. Bainum, Jr., Chairman of the Board of Directors, Choice Hotels

No no no – I’ll take it. You start to wonder if the guy knows your business better than you do?

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

How much was in there? In that wad of cash?

Stewart W. Bainum, Jr., Chairman of the Board of Directors, Choice Hotels

It’s mine now!

Andrew Ross Sorkin, Co-Anchor, CNBC’s “Squawk Box”

Patrick and Stewart, we want to thank you. Ron, don’t go anywhere. Melissa, I’m going to send it back to you.